Exhibit 99.1

Arcadia Healthcare Announces Fiscal Third Quarter Results; DailyMed™ Revenue Increases 30% Quarter over Quarter

  Debt Restructuring Initiatives Underway
  Third Quarter Pharmacy Revenues Increase 16% over Last Year
  Third Quarter Home Health Care Revenues Increase 14% over Last Year

INDIANAPOLIS--(BUSINESS WIRE)--February 9, 2009--Arcadia Resources, Inc. (NYSE Alternext: KAD), a leading provider of innovative consumer health care services under the Arcadia HealthCareSM brand, today announced results for its fiscal 2009 third quarter and the nine months ended December 31, 2008.

Results for the Fiscal Third Quarter

The Company reported net revenues of $35.2 million for the quarter ended December 31, 2008, down $2.0 million from net revenues of $37.2 million for the same period a year ago. Total revenue was significantly impacted by a $3.5 million or 48.2% decline in third quarter revenues in the Company’s non-medical staffing business unit.

  Pharmacy: Pharmacy segment revenues, including DailyMed™ and the Company’s proprietary pharmacy management software, increased 15.9% to $2.0 million for the third quarter of fiscal 2009 as compared to $1.8 million for third quarter of fiscal 2008. Most notably, fiscal 2009 third quarter DailyMed™ revenues increased by 30.0% over its fiscal 2009 second quarter revenues.
  Services: The Company’s Services segment, which includes our home health care, medical staffing and non-medical staffing business units, reported net revenues of $28.2 million for the third quarter compared to net revenues of $30.2 million for the same period a year ago. Within the Services segment, home health care revenues increased by $2.1 million or 13.8% compared to the same period last year offset by a $3.5 million decline in non-medical staffing revenues and a $639,000 decline in medical staffing revenues.
  HHE: Revenues in the HHE segment, which includes home health equipment, durable medical equipment and our catalog and internet home health products, decreased 5.2% to $5.0 million in the third quarter compared to $5.2 million for the same period a year ago. This decrease was due primarily to declining revenues in the catalog and internet home health products business unit during this period.

“We are very encouraged by the positive third quarter revenue trends in our key pharmacy and home health care business units, as revenues collectively increased by 20.5% over the same period last year,” said Marvin R. Richardson, President and Chief Executive Officer. “These results are positive indicators that the Company’s focus on our vision of ‘Keeping People At Home and Healthier Longer’ will lead to creation of the greatest value for the Company’s stakeholders. Unfortunately, our non-medical staffing has taken the brunt of a weakened economy and we continue to see soft demand in the medical staffing markets, resulting in reduced overall revenue and EBITDA for the Company as a whole.”

The Company’s net loss from continuing operations has increased from a net loss of S2.4 million in the third quarter of last year to a net loss of $2.6 million for the current quarter. EBITDA from continuing operations for the quarter was a negative $408,000, compared to a positive $19,000 for the same period a year ago. Both the net loss and EBITDA of the Company were negatively impacted by a $494,000 decline in net income for the Company’s non-medical staffing business as compared to third quarter of fiscal 2008.

The Company’s gross margins increased this quarter by 1.6%, to 34.1% of net revenues compared to 32.5% of net revenues for the third quarter of last year. Gross margins in the Company’s Services segment increased by 2.5% from 26.6% in the third quarter of fiscal year 2008 to 29.1% this fiscal quarter.

SG&A expenses increased from $12.6 million a year ago to $13.1 million for the quarter ended December 31, 2008.

“During our fiscal third quarter, management took several additional steps to reduce SG&A expenses – which in the short term contributed to a slight increase in overall expenditures,” said Matthew R. Middendorf, Chief Financial Officer. “SG&A expenses for the third quarter included charges relating to our restructuring efforts, including $250,000 in severance costs and additional expenses of $250,000 resulting from the closing of our Paducah, Kentucky pharmacy and the concurrent ramp-up of our Indianapolis pharmacy. We anticipate that the positive financial impacts of these efforts will begin to be realized in our fourth quarter. In addition, we believe the improved gross margin in the Services segment is particularly noteworthy as it represents the third consecutive quarter of stronger margins over the prior year period.”

Results for the Nine Months Ended December 31, 2008

The Company reported net revenues of $108.9 million for the nine months ended December 31, 2008, down 3.0% from net revenues of $112.2 million for the same period a year ago. Consistent with third quarter results, year-to-date revenue was significantly impacted by the Company’s non-medical staffing business unit which experienced a $6.4 million or 31.3% revenue decline over the same period last year.

  Pharmacy: Pharmacy segment revenues increased 10.0% to $5.5 million for the first nine months of fiscal 2009 as compared to $5.0 million for the same period last year.
  Services: The Company’s Services segment reported net revenues of $88.1 million year-to-date, a 4.8% decrease when compared to net revenues of $92.6 million a year ago. Within the Services segment, home health care revenues increased by $5.5 million or 12.0% year-to-date offset by a $6.4 million decline in non-medical staffing revenues and a $3.6 million decline in medical staffing revenues for the same period.
  HHE: Revenues in the HHE segment increased 4.6% to $15.3 million for the nine months ended December 31, 2008, compared to $14.7 million for the same period a year ago.

The Company’s net loss from continuing operations has narrowed by $1.2 million from $10.5 million for the first nine months of last year to a net loss of $9.3 million for the current nine month period.

The Company’s gross margin improved by 2.7% to 34.4% of net revenues this most recently completed nine months compared to 31.7% of net revenues for the first nine months of last year. EBITDA from continuing operations for the nine months ended December 31, 2008 improved by $1.6 million, from negative $2.9 million last year to a negative $1.3 million this year.

Capital Resources and Liquidity

At December 31, 2008, the Company had $302,000 in cash and cash equivalents on its balance sheet and had access to $2.8 million in additional line of credit availability, resulting in total cash and availability of $3.1 million, compared to total cash and availability of $4.1 million at September 30, 2008. The $1.0 million decrease resulted from a reduction in borrowing base availability and our investing and financing activities, including debt payments, capital expenditures relating to our Indianapolis pharmacy ramp-up and cash payments to satisfy past business acquisitions.

Cash flow provided by operations was $38,000 for the nine months ended December 31, 2008, compared with the cash used of $7.1 million for the same period a year ago.

“Management will continue to spend significant time and energy in the fourth quarter addressing the Company’s outstanding debt, a large portion of which became current during the third quarter. We will engage in further discussions with our senior and subordinated debt holders to review ways to restructure the overall debt load to support both our core operations and our pharmacy growth plans,” stated Mr. Middendorf. “As we move forward with these initiatives, we will continue our disciplined approach to cash management and will look at all opportunities to improve and strengthen our cash position through the sale of additional non-core assets and additional SG&A reductions.”

Restructuring Highlights

  The Company completed the consolidation of its Paducah, Kentucky pharmacy operations into its new state-of-the art Indianapolis pharmacy during the third quarter. As part of this process, it sold certain remaining assets and outsourced the inhaled medications business previously operated from this pharmacy location.
  The Company completed its previously announced staff reductions during third quarter which impacted approximately 40 employees and reduced annual salary expenses by approximately $1.9 million. The positive financial impacts of these headcount reductions will begin to be realized in the fourth quarter.
  In early January, the Company completed the sale of its San Fernando HHE location and will continue to divest other non-core assets that do not support our vision in order to improve our cash position and to further reduce SG&A expenses.

Management’s Outlook

“Our Indianapolis pharmacy is now fully operational and, together with our Minneapolis pharmacy, produced a 30% quarter over quarter DailyMed™ revenue increase. During the third quarter, we have worked closely with Indiana Medicaid and its third-party pharmacy administrator, EDS, to enroll Care Select patients in the Purdue University medication management study and the effort continues to provide an increasing number of DailyMed™ patients each week,” stated Mr. Richardson. “Management anticipates that fourth quarter fiscal 2009 Pharmacy segment revenues will be up 20% over third quarter revenues and that within the Pharmacy segment revenues, fourth quarter DailyMed™ revenues are expected to increase yet again by 30% over third quarter revenues.”

“However, while we anticipate continued positive trends in our key home health care and pharmacy business units, current economic conditions have adversely impacted our medical staffing and non-medical staffing markets and we see no near-term improvement for these business units,” continued Richardson. “During this past quarter, we incurred one-time costs associated with our on-going SG&A cost reduction efforts and the consolidation of pharmacy operations that negatively impacted our fiscal third quarter results. Given these factors, we expect that we will report negative EBITDA for the Company as a whole for the full year ending March 31, 2009. Having said that, we believe that the improvements we have made in our key businesses have us well positioned for fiscal 2010, even if there is no significant improvement in the economy.”

Conference Call Information

Arcadia will conduct a conference call and simultaneous Internet webcast to review these financial results on Monday, February 9, 2009 at 11 a.m. Eastern Time.

To access the webcast, visit the Company’s Web site at www.arcadiahealthcare.com approximately 5-10 minutes prior to the start time and click on the webcast link. The webcast can also be accessed on www.investorcalendar.com.

The conference call also may be accessed by telephone by dialing 1-877-407-0782 (for US-based callers) or 1-201-689-8567 (for international callers).

A replay of the webcast will be available approximately one hour after the completion of the call and will be accessible on www.investorcalendar.com until May 9, 2009. A telephone replay will be available by dialing 1-877-660-6853 (for US-based callers) or 1-201-612-7415 (for international callers). For the replay, callers must use both Pass Code Account number 286 and Conference ID number 311767. The telephone replay will be available until February 27, 2009.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Arcadia reports non-GAAP financial results. Arcadia’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method Arcadia uses to produce non-GAAP results is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release.

About Arcadia HealthCareSM

Arcadia HealthCareSM is a service mark of Arcadia Resources, Inc. (NYSE Alternext: KAD), and is a leading provider of home health care / medical staffing; respiratory / home health equipment and specialty pharmacy services under its proprietary DailyMed™ program.

DailyMed™ transfers a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time they should be taken. The entire 30-day supply is delivered directly to a patient’s home in a convenient dispensing box - with “peace of mind” a pharmacist has reviewed the entire medication profile for that month’s supply. This consumer product is aimed at reducing medication errors, improving medication compliance and ultimately lowering the cost of care, and is available at www.DailyMedRx.com.

The Company, headquartered in Indianapolis, Indiana, operates from approximately 95 locations in 21 states and currently services over 50,000 homes annually through its more than 4,000 full and part-time associates. Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s overall vision of “Keeping People at Home and Healthier Longer.”

The Company’s annual report on Form 10-K for the year ended March 31, 2008, the quarterly report on Form 10-Q for the periods ended June 30, 2008, September 30, 2008 and December 31, 2008 and the current reports filed from time to time on Form 8-K are available on the Company’s website (http://www.arcadiahealthcare.com) and the SEC website (http://www.sec.gov).

Forward Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in our press release are: (i) we cannot be certain or our ability to generate sufficient cash flow to meet our obligations on a timely basis; (ii) we may be required to make significant business investments that do not produce offsetting increases in revenue; (iii) we may be unable to execute and implement our growth strategy; (iv) we may be unable to achieve our targeted performance goals for our business segments; (v) our ability to restructure existing indebtedness may be difficult due to our history of operating losses and current economic conditions; (vi) our sales initiatives may be insufficient for our medication management products, including DailyMed,™ to achieve the market penetration and the additional payor contracts and consumer purchasers necessary to meet our revenue growth targets; (vii) the metrics for the pilot launches of DailyMed™ which have been implemented may not accurately predict the demand for DailyMed™ in other programs; and (viii) other unforeseen events may impact our business. The forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

(Financial Tables Attached)

ARCADIA RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	December 31,	March 31,
	2008	2008
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$302	$6,351
Accounts receivable, net of allowance of $3,097 and $5,449, respectively	23,970	24,723
Inventories, net	1,253	1,867
Prepaid expenses and other current assets	2,168	3,101
Total current assets	27,693	36,042
Property and equipment, net	4,880	5,991
Goodwill	33,392	32,836
Acquired intangible assets, net	23,304	24,371
Other assets	211	175
Total assets	$89,480	$99,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit, current portion	$17,029	$250
Accounts payable	2,475	2,567
Accrued expenses:
Compensation and related taxes	3,212	3,676
Interest	61	97
Other	2,077	1,643
Payable to affiliated agencies	2,684	2,255
Long-term obligations, current portion	17,771	545
Capital lease obligations, current portion	71	105
Deferred revenue	0	29
Total current liabilities	45,380	11,167
Lines of credit, less current portion	1,888	22,492
Long-term obligations, less current portion	90	15,851
Capital lease obligations, less current portion	64	108
Total liabilities	47,422	49,618

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized, none outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized; 136,885,740 shares and 133,113,440 shares issued, respectively	137	133
Additional paid-in capital	131,458	129,442
Accumulated deficit	(89,537)	(79,778)
Total stockholders’ equity	42,058	49,797
Total liabilities and stockholders’ equity	$89,480	$99,415

ARCADIA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three-Month Period Ended		Nine-Month Period Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

Revenues, net	$35,218	$37,190	$108,877	$112,188
Cost of revenues	23,196	25,100	71,477	76,631
Gross profit	12,022	12,090	37,400	35,557

Selling, general and administrative	13,113	12,560	40,700	40,056
Depreciation and amortization	780	860	2,552	2,725
Total operating expenses	13,893	13,420	43,252	42,781

Operating loss	(1,871)	(1,330)	(5,852)	(7,224)

Other expenses:
Interest expense, net	1,031	924	3,041	3,032
Other	(2)	135	301	149
Total other expenses	1,029	1,059	3,342	3,181

Loss from continuing operations before income taxes	(2,900)	(2,389)	(9,194)	(10,405)

Current income tax (benefit) expense	(274)	33	120	56
Loss from continuing operations	(2,626)	(2,422)	(9,314)	(10,461)

Discontinued operations:
Income (loss) from discontinued operations	84	(1,037)	251	(7,440)
Net loss on disposal	(696)	(244)	(696)	(2,404)
	(612)	(1,281)	(445)	(9,844)

NET LOSS	$(3,238)	$(3,703)	$(9,759)	$(20,305)

Weighted average number of common shares outstanding	135,949,000	124,961,000	133,559,000	121,160,000

Basic and diluted net loss per share:
Loss from continuing operations	(0.02)	(0.02)	(0.07)	(0.09)
Loss from discontinued operations	-	(0.01)	-	(0.08)
Net loss per share	$(0.02)	$(0.03)	$(0.07)	$(0.17)

SUPPLEMENTAL INFORMATION:

EBITDA from Continuing Operations Comparisons

The Company’s EBITDA from continuing operations for the fiscal third quarter 2009 and 2008 periods is presented below (in thousands).

	Three-Month Period
Reconciliation of EBITDA from Continuing Operations to Net Loss from Continuing Operations:	December 31, 2008	December 31, 2007
Net loss from continuing operations	$(2,626)	$(2,422)
Income tax (benefit) expense	(274)	33
Interest expense, net/other	1,029	1,059
Depreciation and amortization (including depreciation expense in cost of revenues)	1,463	1,349
EBITDA from Continuing Operations	$(408)	$19

The Company’s EBITDA from continuing operations for the nine-month periods ended December 31, 2008 and 2007 is presented below (in thousands).

	Nine-Month Period
Reconciliation of EBITDA from Continuing Operations to Net Loss from Continuing Operations:	December 31, 2008	December 31, 2007
Net loss from continuing operations	$(9,314)	$(10,461)
Income tax expense	120	56
Interest expense, net/other	3,342	3,181
Depreciation and amortization (including depreciation expense in cost of revenues)	4,583	4,304
EBITDA from Continuing Operations	$(1,269)	$(2,920)

The above presentation bridges from Net Loss from continuing operations to EBITDA from continuing operations. Management has chosen to present the tables above to enable the reader to more readily understand the Company’s EBITDA measurement due to the requirement to reclassify the depreciation and amortization related to certain revenue-producing fixed assets as a component of the cost of goods sold, while presenting the remainder of depreciation and amortization on the corresponding line of the statement of operations.

CONTACT:
Arcadia HealthCare
Matthew R. Middendorf, 317-569-8234 x106
Chief Financial Officer
mmiddendorf@arcadiahealthcare.com
or
Michelle M. Molin, 317-569-8234 x109
Executive Vice President & General Counsel
mmolin@arcadiahealthcare.com